Exhibit 10.68

Promissory Note

$75,930,000.00	January 31, 2013

FOR VALUE RECEIVED, KBSIII 60 South Sixth Street, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of Bank of America, N.A., a national banking association (together with any and all of its successors and assigns and/or any other holder of this Note, “Lender”), without offset, in immediately available funds in lawful money of the United States of America, at 5 Park Plaza, Suite 500, Irvine, California 92612, the principal sum of Seventy-Five Million Nine Hundred Thirty Thousand and No/100 Dollars ($75,930,000.00) (or the unpaid balance of all principal advanced against this Note, if that amount is less), together with interest on the unpaid principal balance of this Note from day to day outstanding as hereinafter provided. Initially-capitalized terms not otherwise defined in this Note shall have the respective meanings assigned to such terms in the Loan Agreement (as hereinafter defined).

Section 1        Payment Schedule and Maturity Date. Accrued unpaid interest on this Note shall be due and payable on March 1, 2013 and on the first day of each succeeding month thereafter until all principal and accrued interest owing on this Note shall have been fully paid and satisfied; provided, that on February 1, 2017 (the “Maturity Date”), the final maturity of this Note, the entire principal balance of this Note then unpaid and all accrued interest then unpaid shall be finally due and payable.

Section 1A      Extension Option. Lender shall grant a request by Borrower to extend the Maturity Date of this Note to February 1, 2018 (the “Extended Maturity Date”), upon and subject to the following terms and conditions:

(a)      Basic Conditions. Unless otherwise agreed by Lender in writing:

  (i)        Borrower shall request the extension, if at all, by written notice to Lender not more than one hundred twenty (120) days, and not less than sixty (60) days, prior to the original Maturity Date.

  (ii)        At the time of the request, and at the time of the extension, there shall not exist any Event of Default, nor any condition or state of facts which after notice and/or lapse of time would constitute an Event of Default.

  (iii)         Current financial statements regarding Borrower and Guarantor (as defined in the Loan Agreement) (dated not earlier than thirty (30) days prior to the request for extension) and all other financial statements and other information as may be required under the Loan Documents regarding Borrower, Guarantor and the Property, shall have been submitted promptly to Lender, and there shall not have occurred, in the reasonable opinion of Lender, any material adverse change in the business or financial condition of Borrower, Guarantor, or in the Property or in any other state of facts submitted to Lender in connection with the Loan Documents, from that which existed on the date of this Note.

This condition shall be deemed satisfied to the extent that Borrower and Guarantor have complied with the reporting requirements set forth in Section 4.8 of the Loan Agreement.

(iv)        Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Lender in connection with the proposed extension (pre- and post-closing), including appraisal fees and reasonable attorneys’ fees actually incurred by Lender; all such costs and expenses incurred up to the time of Lender’s written agreement to the extension shall be due and payable on or prior to Lender’s execution of that agreement (or if the proposed extension does not become effective, then upon demand by Lender), and any future failure to pay such amounts shall constitute a default under the Loan Documents.

(v)         Lender shall have received and approved an MAI appraisal meeting all applicable regulatory requirements, taking into account then-current market conditions.

(vi)        Not later than the Maturity Date, (A) the extension shall have been consented to and documented to Lender’s satisfaction by Borrower, Guarantor and Lender; (B) Lender shall have been provided with an updated title report and judgment and lien searches, and appropriate title insurance endorsements shall have been issued as reasonably required by Lender (provided that such endorsements are generally issued by title companies in the applicable jurisdiction); and (C) Borrower shall have paid to Lender a non-refundable extension fee in an amount equal to 0.10% of the outstanding principal balance of the Note plus any amounts which remain undisbursed, as may be reduced by any repayments prior to the initial Maturity Date.

(vii)        At the time of such extension, the Property shall have a Loan-to-Value Ratio of less than or equal to sixty percent (60%). “Loan-to-Value Ratio” means the outstanding principal balance of this Note plus any amounts of the Loan which remain undisbursed divided by the appraised “As-Is” value of the Property. The appraised “As-Is” value of the Property shall be based upon an appraisal prepared by a third-party appraiser reasonably acceptable to, and engaged directly by, Lender. The appraisal shall be reasonably satisfactory to Lender in all respects, as reviewed, adjusted and approved by Lender. In the event this Loan-to-Value Ratio is not met, Borrower may satisfy this Loan-to-Value Ratio prior to the extension date by either (A) making a voluntary paydown of the Loan, without prepayment fees or premiums other than the payment of any Consequential Loss (as hereinafter defined) under Section 4 below, together with a mutually agreed-upon reduction in the committed amount of the Loan, and/or (B) providing additional collateral acceptable to Lender, which shall have value (as reasonably determined by Lender) which when added to the Property value is sufficient to satisfy this Loan-to-Value Ratio.

(viii)        As of the most recent Test Date (as defined in the Loan Agreement), Borrower shall satisfy an Ongoing Debt Service Coverage Ratio (as defined in the Loan Agreement) of at least 1.35 to 1.00. In the event this Ongoing Debt Service Coverage Ratio is not met, Borrower may satisfy this Ongoing Debt Service Coverage

Ratio prior to the extension date by making a voluntary paydown of the Loan, without prepayment fees or premiums other than the payment of any Consequential Loss under Section 4 below, together with a mutually agreed-upon reduction in the committed amount of the Loan.

If all of the foregoing conditions are not satisfied strictly in accordance with their terms, the extension shall not be or become effective.

(b)     Changes in Loan Terms. All terms and conditions of the Loan Documents shall continue to apply to the extended term except to the extent changed as indicated below (such changes to be effective on and after the original Maturity Date, if the extension becomes effective as provided herein):

 (i)         Payments. Borrower shall continue to make payments of interest on the first day of each month as set forth in Section 1 above. Additionally, the principal of this Note shall be due and payable in monthly installments on the first day of each month, beginning on March 1, 2017, and each succeeding month thereafter, each in an amount based on an amortization schedule providing for the full amortization of a hypothetical loan in the amount of the outstanding principal amount of the Loan (plus any undisbursed Loan proceeds) as of the original Maturity Date over a period of thirty (30) years at an interest rate equal to six and one-half percent (6.5%) per annum.

 (ii)        Definition of Maturity Date. The Maturity Date shall mean the Extended Maturity Date.

Section 2       Security; Loan Documents. The security for this Note includes a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (as the same may from time to time be amended, restated, modified or supplemented, the “Mortgage”) of even date herewith from Borrower to Lender, conveying and encumbering certain real and personal property more particularly described therein (the “Property”). This Note, the Mortgage, the Term Loan Agreement between Borrower and Lender of even date herewith (as the same may from time to time be amended, restated, modified or supplemented, the “Loan Agreement”) and all other documents now or hereafter securing, guaranteeing or executed in connection with the loan evidenced by this Note (the “Loan”), as the same may from time to time be amended, restated, modified or supplemented, are herein sometimes called individually a “Loan Document” and together the “Loan Documents.”

Section 3       Interest Rates.

Section 3.1     Interest Rates. The Principal Debt from day to day outstanding which is not past due shall bear interest at a rate per annum equal to the following (computed as provided in Section 3.4 hereof) as applicable:

(a)      On Base Rate Principal, on any day, the Base Rate; and

(b)      On LIBOR Rate Principal, for the applicable Interest Period, the applicable LIBOR Rate.

Section 3.2      Interest Rate Elections.

(a)        Subject to the conditions and limitations in this Note, Borrower may by written notice to Lender in the form specified by Lender (a “Rate Election Notice”):

(i)          Elect, for a new advance of funds, that such Principal Debt will be Base Rate Principal, LIBOR Rate Principal or a combination thereof;

(ii)         Elect to convert, on a LIBOR Business Day, all or part of Base Rate Principal into LIBOR Rate Principal;

(iii)        Elect to convert, on the last day of the Interest Period applicable thereto, all or part of any LIBOR Rate Principal into Base Rate Principal; or

(iv)        Elect to continue, commencing on the last day of the Interest Period applicable thereto, any LIBOR Rate Principal.

If, for any reason, an effective election is not made in accordance with the terms and conditions of this Note for any principal advance or for any LIBOR Rate Principal for which the corresponding Interest Period is expiring, or to convert Base Rate Principal to LIBOR Rate Principal, then the sums in question will be Base Rate Principal until an effective LIBOR Rate Election is thereafter made for such sums.

(b)        Each Rate Election Notice must be received by Lender not later than 10:00 a.m. on the applicable date as follows:

(i)          With respect to an advance of or conversion to Base Rate Principal, one (1) Business Day prior to the proposed date of advance or conversion; and

(ii)         With respect to an advance of, conversion to or continuation of LIBOR Rate Principal, three (3) LIBOR Business Days prior to the proposed date of advance, conversion or continuation.

Unless otherwise specified herein, no conversion from LIBOR Rate Principal may be made other than at the end of the corresponding Interest Period. Each Rate Election Notice shall stipulate: (A) the amount of the advance or of the Principal Debt to be converted or continued; (B) the nature of the proposed advance, conversion or continuation, which shall be either Base Rate Principal, LIBOR Rate Principal or a combination thereof, and in the case of a conversion or continuation, the nature of the Principal Debt to be converted or continued; and (C) in the case of LIBOR Rate Principal, the proposed commencement date and duration of the Interest Period. All such notices shall be irrevocable once given, and shall be deemed to have been given only when actually received by Lender in writing in a form specified by Lender.

Section 3.3      General Conditions Precedent to LIBOR Rate Election. In addition to any other conditions herein, a LIBOR Rate Election shall not be permitted if:

(a)        An Event of Default has occurred and has not been waived by Lender or a Potential Default has occurred and is continuing; or

(b)        After giving effect to the requested LIBOR Rate Election, the sum of all LIBOR Rate Principal plus all Base Rate Principal would exceed the principal face amount of this Note; or

(c)        The requested LIBOR Rate Election would cause more than two (2) LIBOR Rate Elections by Borrower to be in effect at any one time; or

(d)        The amount of LIBOR Rate Principal requested in the LIBOR Rate Election is less than $200,000; or

(e)        The requested interest period does not conform to the definition of Interest Period herein; or

(f)        Any of the circumstances referred to in Section 3.5 hereof shall apply with respect to the requested LIBOR Rate Election or the requested LIBOR Rate Principal.

Section 3.4        Computations and Determinations. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. Lender shall determine each interest rate applicable to the Principal Debt in accordance with this Note and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Lender shall be conclusive evidence, in the absence of manifest error, of all sums owing to Lender from time to time under this Note, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

Section 3.5        Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority (as defined in Section 7) has asserted that it is unlawful, for Lender to make, maintain or fund loans whose interest is determined by reference to the London Interbank Offered Rate, or to determine or charge interest rates based upon the London Interbank Offered Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank eurodollar market, then, on notice thereof by Lender to Borrower, (a) any obligation of Lender to honor any LIBOR Rate Election or to maintain or continue any LIBOR Rate Principal or to convert Base Rate Principal to LIBOR Rate Principal shall be suspended, and (b) if such notice asserts the illegality of Lender providing or maintaining Base Rate Principal the interest rate on which is determined by reference to the LIBOR Daily Floating Rate component of the Base Rate, the interest rate on which Base Rate Principal shall, if necessary to avoid such illegality, be determined by Lender without reference to the LIBOR Daily Floating Rate component of the Base Rate, in each case until Lender notifies Borrower in writing that the circumstances giving rise to such determination no longer exist. Upon receipt of such written notice, (i) Borrower shall, upon written demand from Lender, prepay or, if applicable, convert all LIBOR Rate Principal to Base Rate Principal (the interest rate on which Base Rate Principal shall, if necessary to avoid such illegality, be reasonably determined by Lender without reference to the LIBOR Daily Floating Rate component of the Base Rate), either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such LIBOR Rate Principal to such day, or immediately, if Lender may not lawfully continue to maintain such LIBOR Rate Principal, and (ii) if such notice asserts the illegality of Lender determining or charging interest rates based upon the London Interbank Offered Rate, Lender shall during the period of such suspension compute the Base Rate without reference to the LIBOR Daily Floating Rate component thereof until it is no longer illegal for Lender to determine or charge interest rates based upon the London Interbank Offered Rate.

Section 3.6      Inability to Determine Rates. If Lender determines in good faith (and not on an arbitrary or capricious basis) that for any reason in connection with any LIBOR Rate Election or a conversion to or continuation of LIBOR Rate Principal that (a) U.S. Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Election or LIBOR Rate Principal, (b) adequate and reasonable means do not exist for determining the London Interbank Offered Rate for any such LIBOR Rate Election or LIBOR Rate Principal, or the LIBOR Daily Floating Rate in connection with any existing or proposed Base Rate Principal, or (c) the LIBOR Rate for any LIBOR Rate Election will not adequately and fairly reflect the cost to Lender of funding or maintaining the applicable LIBOR Rate Principal, Lender will promptly so notify Borrower in writing. Thereafter, (i) the obligation of Lender to honor LIBOR Rate Elections and to maintain LIBOR Rate Principal shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the LIBOR Daily Floating Rate component of the Base Rate, the utilization of the LIBOR Daily Floating Rate component in determining the Base Rate shall be suspended, in each case until Lender revokes such notice. Upon receipt of such written notice, Borrower may revoke any pending LIBOR Rate Election for borrowing of, conversion to or continuation of LIBOR Rate Principal or, failing that, will be deemed to have converted such election into a request for Base Rate Principal in the amount specified therein.

Section 3.7      Additional Defined Terms. In addition to other terms defined herein, as used herein the following terms shall have the meanings indicated, unless the context otherwise requires:

“Adjusted LIBOR Rate” means the quotient obtained by dividing (a) the applicable London Interbank Offered Rate by (b) 1.00 minus the LIBOR Reserve Percentage.

“Base Rate” means, on any day, except as provided in Section 3.5 or Section 3.6 above, a fluctuating rate of interest per annum equal to the LIBOR Daily Floating Rate plus the Base Rate Margin. In the event the Base Rate cannot be determined by reference to the LIBOR Daily Floating Rate as provided in Section 3.5 or Section 3.6 above, “Base Rate” shall mean the Base Rate Margin plus the highest of: (a) the rate of interest in effect for such day as publicly announced from time to time by Lender as its “Prime Rate,” or (b) the Federal Funds Rate for that day plus fifty (50) basis points. The “Prime Rate” is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Margin” means one hundred eighty (180) basis points per annum.

“Base Rate Principal” means, at any time, the Principal Debt minus the portion, if any, of such Principal Debt which is LIBOR Rate Principal.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as reasonably determined by Lender.

“Indebtedness” means any and all of the indebtedness to Lender evidenced, governed or secured by or arising under this Note or any other Loan Document.

“Interest Period” means with respect to any LIBOR Rate Principal, the period commencing on the date such LIBOR Rate Principal is disbursed or on the date on which the Principal Debt or any portion thereof is converted into or continued as such LIBOR Rate Principal, and ending on the date one (1) month thereafter, as elected by Borrower in the applicable Rate Election Notice; provided that:

   (i)        Each Interest Period must commence on a LIBOR Business Day;

   (ii)       In the case of the continuation of LIBOR Rate Principal, the Interest Period applicable after the continuation of such LIBOR Rate Principal shall commence on the last day of the preceding Interest Period;

   (iii)      The last day for each Interest Period and the actual number of days during the Interest Period shall be determined by Lender using the practices of the London interbank eurodollar market; and

   (iv)       No Interest Period shall extend beyond the Maturity Date, and any Interest Period which begins before the Maturity Date and would otherwise end after the Maturity Date shall instead end on the Maturity Date.

“Law” or “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LIBOR Business Day” means a Business Day which is also a London Banking Day.

“LIBOR Daily Floating Rate” means a fluctuating rate of interest per annum equal to (a) LIBOR, as published by Reuters (or other commercially available source providing quotations of LIBOR as selected by Lender from time to time) at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits being delivered in the London interbank eurodollar market for a term of one (1) month commencing that day, or (b) if such published rate is not available at such time for any reason, the rate per annum reasonably determined by Lender to be the rate at which deposits in U.S. Dollars for delivery on the date of determination in same day funds in the approximate outstanding amount of the Loan and with a term equal to one (1) month would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“LIBOR Margin” means one hundred eighty (180) basis points per annum.

“LIBOR Rate” means for any applicable Interest Period for any LIBOR Rate Principal, a simple rate per annum equal to the sum of the LIBOR Margin plus the Adjusted LIBOR Rate.

“LIBOR Rate Election” means an election by Borrower of an applicable LIBOR Rate in accordance with this Note.

“LIBOR Rate Principal” means any portion of the Principal Debt which bears interest at an applicable LIBOR Rate at the time in question.

“LIBOR Reserve Percentage” means, with respect to any applicable Interest Period, for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender, in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Principal is determined), whether or not Lender has any Eurocurrency liabilities or such requirement otherwise in fact applies to Lender. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage.

“London Banking Day” means any day on which dealings in U.S. Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“London Interbank Offered Rate” means, with respect to any applicable Interest Period, the rate per annum equal to (a) LIBOR, as published by Reuters (or other commercially available source providing quotations of LIBOR as selected by Lender from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days prior to the commencement of the Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (b) if such rate is not available at any time for any reason, the rate per annum reasonably determined by Lender to be the rate at which deposits in

U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Election or the LIBOR Rate Principal being continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period.

“Note” means this promissory note, and any renewals, extensions, amendments or supplements hereof.

“Potential Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Principal Debt” means the aggregate unpaid principal balance of this Note at the time in question.

Section 4       Prepayment.

     (a)        Borrower may prepay the principal balance of this Note, in full at any time or in part from time to time, provided that: (i) Lender shall have actually received from Borrower prior irrevocable written notice (the “Prepayment Notice”) of Borrower’s intent to prepay, the amount of principal which will be prepaid (the “Prepaid Principal”), and the date on which the prepayment will be made; (ii) each prepayment shall be in an amount not less than $1,000 (unless the prepayment retires the outstanding balance of this Note in full); and (iii) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Lender under the Loan Documents on or before the date of prepayment but have not been paid; and (iv) no portion of LIBOR Rate Principal may be prepaid except on the last day of the Interest Period applicable thereto, unless (X) the prior written consent of Lender is obtained which consent, if given, shall provide, without limitation, the manner and order in which the prepayment is to be applied to the Indebtedness, and (Y) Borrower pays to Lender any Consequential Loss as a result thereof, in accordance with Section 4(b) below. If this Note is prepaid in full, any commitment of Lender for further advances shall automatically terminate.

     (b)        Within fifteen (15) days after request by Lender (or at the time of any prepayment), Borrower shall pay to Lender such amount or amounts as will compensate Lender for any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties and any loss of revenue, profit or yield, as determined by Lender in its judgment reasonably exercised (together, “Consequential Loss”) incurred by Lender with respect to any LIBOR Rate, including any LIBOR Rate Election or LIBOR Rate Principal as a result of: (i) the failure of Borrower to make any payment on the date or in the amount specified in any Prepayment Notice from Borrower to Lender; (ii) the failure of Borrower to borrow, continue or convert into LIBOR Rate Principal on the date or in the amount specified in any Rate Election Notice or other notice given by Borrower to Lender; (iii) the early termination of any Interest Period for any reason; or (iv) the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid. Borrower agrees to pay all Consequential Loss upon any prepayment of LIBOR Rate Principal (it being understood and agreed that no Consequential Loss shall be payable in connection with the prepayment of any Base Rate Principal), whether voluntary or involuntary, whether effected by a credit bid at foreclosure, or whether by reason of acceleration upon an Event of Default or upon any transfer or conveyance of any right, title or interest in the Property giving Lender the right to accelerate the maturity of this Note as provided in the Mortgage. Notwithstanding the foregoing, the amount of the Consequential Loss shall never be less than zero or greater than is permitted by applicable Law. Lender shall provide a notice to Borrower setting forth Lender’s determination of any Consequential Loss, which notice shall be conclusive and binding in the absence of manifest error. Lender reserves the right to provide interim calculations of such Consequential Loss in any notice of default or notice of sale for informational purposes, but the exact amount of such Consequential Loss shall be calculated only upon the actual prepayment of LIBOR Rate Principal as described herein. The Consequential Loss shall be included in the total indebtedness secured by the Mortgage for all purposes, including in connection with a foreclosure sale. Lender may include the amount of the Consequential Loss in any credit bid Lender may make at a foreclosure sale. Lender shall have no obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Loan or any portion thereof. The obligations of Borrower under this Section shall survive any termination of the Loan Documents and payment of this Note and shall not be waived by any delay by Lender in seeking such compensation.

Section 5        Late Charges. If Borrower shall fail to make any payment under the terms of this Note (other than the payment due at maturity) within fifteen (15) days after the date such payment is due, Borrower shall pay to Lender on demand a late charge equal to four percent (4%) of the amount of such payment. Such fifteen (15) day period shall not be construed as in any way extending the due date of any payment. The late charge is imposed for the purpose of defraying the expenses of Lender incident to handling such delinquent payment. This charge shall be in addition to, and not in lieu of, any other amount that Lender may be entitled to receive or action that Lender may be authorized to take as a result of such late payment.

Section 6        Default Rate. After the occurrence, and during the continuance, of an Event of Default (including the expiration of any applicable cure period), Lender, in Lender’s sole discretion and without notice or demand, may raise the rate of interest accruing on the outstanding principal balance of this Note by three hundred (300) basis points above the rate of interest otherwise applicable (the “Default Rate”), independent of whether Lender elects to accelerate the outstanding principal balance of this Note.

Section 7        Increased Costs. If any Change in Law shall:

     (a)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (which shall include, for purposes of this Section, any corporation Controlling Lender) (excluding any reserve requirement already reflected in the calculation of the interest rate in this Note);

 (b)        subject Lender to any taxes (other than taxes imposed on or measured by net income, however denominated, franchise taxes or branch profit taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

 (c)        impose on Lender or the London interbank eurodollar market any other condition, cost or expense affecting this Note or any outstanding amount of the Loan;

and the result of any of the foregoing shall be to increase the cost to Lender, of providing, continuing or maintaining the Loan, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon written request of Lender, Borrower will pay to Lender, within fifteen (15) days of the date of delivery of any such written notice, such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered. Such additional costs and/or reduction shall be allocated to this Note or any outstanding amount of the Loan as reasonably determined by Lender, using any reasonable method. No failure by Lender to immediately demand payment of any amounts hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or shall operate to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law.

“Change in Law” means the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline, or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, or issued.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Section 8        Capital Requirements. If Lender (which shall include, for purposes of this Section, any corporation Controlling Lender) determines that any Change in Law affecting Lender, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital, as allocated to this Note or the Loan, or to Lender’s commitments under this Note or the Loan, to a level below that which Lender could have achieved but for such Change in Law (taking into consideration Lender’s policies with respect to capital adequacy), then from time to time Borrower will pay to Lender, within fifteen (15) days after written request by Lender, such additional amount or amounts as will compensate Lender for any such reduction suffered. The allocation shall be made as determined by Lender, using any reasonable method. No failure by Lender to immediately demand payment of any amounts hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or shall operate to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law.

Section 9        Certain Provisions Regarding Payments. All payments made under this Note shall be applied, to the extent thereof, to late charges, to accrued but unpaid interest (including interest at the Default Rate, if applicable), to unpaid principal, and to any other sums due and unpaid to Lender under the Loan Documents, in such manner and order as Lender may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair or extinguish any right or remedy available to Lender hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 2:00 p.m. (California time) shall be deemed to be received on, and shall be posted as of, the following Business Day. Whenever any payment under this Note or any other Loan Document falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.

Section 10        Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

 (a)        Borrower fails to pay within five (5) Business Days after any amounts payable by Borrower to Lender under the terms of this Note become due and payable.

 (b)        Any covenant, agreement or condition in this Note is not fully and timely performed, observed or kept, subject to any applicable notice and grace or cure period.

 (c)        An Event of Default (as therein defined) occurs under any of the Loan Documents other than this Note (subject to any applicable grace or cure period).

Section 11        Remedies. Upon the occurrence of an Event of Default, Lender may at any time thereafter exercise any one or more of the following rights, powers and remedies:

 (a)        Lender may accelerate the current Maturity Date and declare the unpaid principal balance and accrued but unpaid interest on this Note, and all other amounts payable hereunder and under the other Loan Documents, at once due and payable, and upon such declaration the same shall at once be due and payable.

(b)        Lender may set off the amount owed by Borrower to Lender, whether or not matured and regardless of the adequacy of any other collateral securing the Note, against any and all accounts, credits, money, securities or other property now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

(c)        Lender may foreclose or otherwise realize upon any liens or security interests securing payment hereof.

(d)        Lender may exercise any of its other rights, powers and remedies under the Loan Documents or at law or in equity.

Without limitation of the foregoing, upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code (Title 11 of the United States Code, as in effect from time to time), any obligation of Lender to make advances shall automatically terminate, and the unpaid principal amount of the Loan outstanding and all interest and other amounts payable hereunder and under the other Loan Documents shall automatically become due and payable, in each case without further act of Lender.

Section 12        Remedies Cumulative. All of the rights and remedies of Lender under this Note and the other Loan Documents are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Lender to exercise, nor delay in exercising, any right or remedy, including but not limited to the right to accelerate the maturity of this Note, shall operate as a waiver of such right or remedy or as a waiver of any Event of Default. Without limiting the generality of the foregoing provisions, the acceptance by Lender from time to time of any payment under this Note which is past due or which is less than the payment in full of all amounts due and payable at the time of such payment, shall not (i) constitute a waiver of or impair or extinguish the right of Lender to accelerate the maturity of this Note or to exercise any other right or remedy under this Note and/or any other Loan Document at the time or at any subsequent time, or nullify any prior exercise of any such right or remedy, or (ii) constitute a waiver of the requirement of punctual payment and performance or a novation in any respect.

Section 13        Costs and Expenses of Enforcement. Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender in seeking to collect this Note or to enforce any of Lender’s rights and remedies under the Loan Documents, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency or appeal.

Section 14        Service of Process. Borrower hereby irrevocably designates and appoints Todd Smith of KBS Capital Advisors LLC as Borrower’s authorized agent to accept and acknowledge on Borrower’s behalf service of any and all process that may be served in any suit, action, or proceeding instituted in connection with this Note in any state or federal court sitting in the State of Minnesota. If such agent shall cease so to act, Borrower shall irrevocably designate and appoint without delay another such agent reasonably satisfactory to Lender and shall promptly deliver to Lender evidence in writing of such agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable.

Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (a) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower and (b) serving a copy thereof upon the agent, if any, hereinabove designated and appointed by Borrower as Borrower’s agent for service of process. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of Lender to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions, subject to any provision or agreement for arbitration or dispute resolution set forth in the Loan Agreement.

Section 15        Heirs, Successors and Assigns. The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted under the Loan Documents.

Section 16         General Provisions. Time is of the essence with respect to Borrower’s obligations under this Note. If more than one person or entity executes this Note as Borrower, all of said parties shall be jointly and severally liable for payment of the indebtedness evidenced hereby. Borrower and each party executing this Note as Borrower hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except any notices which are specifically required by this Note or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b)agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that Lender shall not be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; and (e) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in the state and county in which payment of this Note is to be made for the enforcement of any and all obligations under this Note and the other Loan Documents; (f) waive the benefit of all homestead and similar exemptions as to this Note; (g) agree that their liability under this Note shall not be affected or impaired by any determination that any title, security interest or lien taken by Lender to secure this Note is invalid or unperfected; and (h) hereby subordinate to the Loan and the Loan Documents any and all rights against Borrower and any security for the payment of this Note, whether by subrogation, agreement or otherwise, until this Note is paid in full. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this

Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Captions and headings in this Note are for convenience only and shall be disregarded in construing it. This Note and its validity, enforcement and interpretation shall be governed by the laws of the State of Minnesota (without regard to any principles of conflicts of laws) and applicable United States federal law. Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment of this Note is to be made. The term “Business Day” shall mean a day on which Lender is open for the conduct of substantially all of its banking business at its office in the city in which this Note is payable (excluding Saturdays and Sundays). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”

Section 17        Notices; Time. All notices, requests, consents, approvals or demands (collectively, “Notice”) required or permitted by this Note to be given by any party to any other party hereunder shall, unless specified otherwise, be in writing (including facsimile (fax) transmission) and shall be given to such party at its address or fax number set forth in the notice provisions of the Loan Agreement, or at such other address or fax number as such party may hereafter specify for the purpose by Notice to the other party. Each such Notice shall be effective when actually received by the addressee or when the attempted initial delivery is refused or when it cannot be made because of a change of address of which the sending party has not been notified; provided, that notices to Lender under Sections 3.1 through 3.7 hereof, inclusive, and notices of changed address or fax number, shall not be effective until received.

Section 18        No Usury. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state Law or applicable United States federal Law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state Law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal Law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable Law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness secured by the Mortgage, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable Law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Loan shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum lawful rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 19        Limited Recourse Provision. Lender shall have no recourse against, nor shall there be any personal liability to, the members of Borrower, or to any shareholders, members, partners, beneficial interest holders or any other entity or person in the ownership (directly or indirectly) of Borrower with respect to the obligations of Borrower and Guarantor under the Loan. For purposes of clarification, in no event shall the above language limit, reduce or otherwise affect Borrower’s liability or obligations under the Loan Documents, Guarantor’s liability or obligations under the Guaranty, or Lender’s right to exercise any rights or remedies against any collateral securing the Loan.

[Signature page follows.]

IN WITNESS WHEREOF, Borrower has duly executed this Note under seal as of the date first above written.

BORROWER:

KBSIII 60 SOUTH SIXTH STREET, LLC,
a Delaware limited liability company

By:	KBSIII REIT ACQUISITION VII, LLC, a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES III, LLC, a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP III, a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST III, INC., a Maryland corporation, its general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.,
Chief Executive Officer

SIGNATURE PAGE TO KBSIII 60 SOUTH SIXTH STREET, LLC NOTE